Exhibit 10.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated August 1, 2007, by and among Comtech Group, a company incorporated in the Cayman Islands, the registered office of which is situated at PO Box 309GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands (the “Purchaser”), on the one hand, and First King International Limited, a company incorporated in the British Virgin Islands, the registered office of which is situated at P.O. Box 957, Offshore Incorporation Center, Road Town, Tortola, British Virgin Islands (the “Seller”), Keen Awards Limited (奇利光电香港有限公司) a company organized and existing under the laws of Hong Kong ( the “Company”) and Shenzhen Hui Cheng Yun Tong Company Limited (深圳汇诚运通科技有限公司), a company organized and existing under the laws of the People’s Republic of China (“SZ”, collectively with the Company, the “Company Group” ), and the natural persons listed on Part I of Schedule I attached hereto (the “Individual Shareholders”), on the other hand.

W I T N E S S E T H:

WHEREAS, the Company Group is currently engaged in the business of distributing and trading electronic components and providing design and engineering service for solution of integrated display technology (the “Business”);

WHEREAS, the Individual Shareholders are beneficial and/or record owners of  all of the outstanding capital stock, share capital and equity securities of the Seller, the Company and SZ,   each shareholding ratio set forth opposite in Part II of Schedule I;

WHEREAS, upon consummation of the Pre-Closing Restructuring (as hereinafter defined), the Seller will own Ten Thousand (10,000) Ordinary Shares, HKD1.00 par value per share, of the Company, which shares represent all of the outstanding capital stock, share capital and equity securities of the Company (the “Shares”);

WHEREAS, the Purchaser wishes to invest in the Business and, to that end, wishes to purchase all of the Shares of the Company and take over all employees with respect to the Business of SZ pursuant to the terms of this Agreement;

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Shares for the consideration and on the terms set forth in this Agreement;

WHEREAS, the Individual Shareholders and SZ desire to transfer to the Purchaser or its designee(s), and the Purchaser or its designee(s) desire to acquire from the Individual Shareholders and SZ, all employees with respect to the Business of SZ upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 11.14 below.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale of Shares.

Section 1.1    Sale of Shares.  Subject to the terms and conditions of this Agreement, the Seller shall at the Closing sell, transfer, convey, assign and set over (“Transfer”) to the Purchaser, and the Purchaser shall at the Closing purchase and acquire from the Seller, all of the Seller’ s right, title and interest in and to the Shares.  In furtherance of the foregoing, the Seller shall at the Closing Transfer beneficial and record ownership of the Shares to the Purchaser, and execute one or more stock powers, endorsements or assignments as the Purchaser may reasonably request.

ARTICLE II
Purchase Price

Section 2.1.   Purchaser Price.  In consideration of the Transfer to the Purchaser of the Shares at the Closing, subsequent Transfer to the Purchaser, and/or any designated persons of the Purchaser substantially all business, assets and employees relating to the Business of the Company Group and of the other representations, warranties and covenants herein:

(a)           Subject to satisfaction of all relevant operating and financial milestones of the Business of the Company Group agreed upon by the Parties and on the terms and conditions contained herein, the Purchaser shall pay to the Seller US$16 million (the “Purchase Price”), consisting of US$12 million in cash and US$4 million in shares of the Purchaser (“COGO Shares”).  The schedule of payment and adjustment of the Purchase Price shall be separately agreed upon by the Parties.

(b)           in addition to the payments described in Section 2.1(a), based on and subject to the satisfaction and attainment of all post-Closing operating and financial milestones of the Business, the Purchaser shall pay additional US$4 million to the Seller and the whole amount shall be used immediately to purchase 20% of the Company’s shares (the “Trust Shares”) on an a fully-diluted basis, by the Seller, which will act as a trustee for the Company (the “Company Trust”) on August 31, 2009 and the beneficiaries of the Company Trust shall be determined by the Purchaser.

Section 2.2   Restrictions on Transfer.  The Trust Shares issued to the Seller pursuant to Section 2.1 (b) are restrictive shares, which shall not be transferred, assigned or subject to any pledge or encumbrance without the consent of the Purchaser.  If any member of the senior management personnel terminates his/her employment with the Company for whatever reason, the Company Trust will have a right to repurchase all his/ her interests in the Company Trust at a nominal price and may resell such interests to other members of the senior management personnel of the Company.  As a result, the senior management of the Company as a group will continue to own beneficially 20% shares of the Company.

Section 2.3   COGO Shares.  Subject to all applicable conditions and requirements of the US securities law, the COGO Shares granted to Seller pursuant to Section 2.1(a) may be traded freely on the NASDAQ.  In the event that COGO Shares is changed into or exchanged for a different number or kind of shares of the Purchaser or other securities of the Purchaser or of any third corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split up, stock dividend or combination of shares, the Purchaser shall make an appropriate and equitable adjustment to the number of COGO Shares to be issued to the Seller or any appropriate substitution of a different security for such COGO Shares as the case may be.  Any such adjustment made by the Purchaser shall be final and binding upon the Seller.

Section 2.4   Offset Right. Notwithstanding anything herein to the contrary, the Purchaser shall be entitled to offset, against any consideration otherwise payable to the Seller pursuant to Article II, any payment payable by the Seller, SZ or any Individual Shareholders to the Purchaser under this Agreement, including but not limited to any indemnification payment under Section 11.13 (a) herein pursuant to the terms of this Agreement or any other Closing Documents  (whether before, at or after the Closing).

ARTICLE III
Closing.

Section 3.1  Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) shall be held in Hong Kong or other place mutually agreed by the parties, on the Closing Date.  All matters at the Closing shall be considered to take place simultaneously.  As used herein, the term “Closing Date” shall mean the date which is two Business Days after all of the conditions in Article IX have been satisfied (or waived in writing by the party entitled to provide such a waiver), provided that the Closing Date shall not be later than August 31, 2007, unless the parties hereto mutually agree otherwise in writing.

Section 3.2  Documents of Conveyance, Etc.  The Seller and the Purchaser shall deliver to each other at the Closing such certificates, consents, approvals, agreements, and documents relating to the transactions contemplated by this Agreement (collectively with this Agreement, the “Closing Documents”).  Each party hereto further agrees that at or subsequent to the Closing, upon the written request of the other party, it will promptly execute and deliver or cause to be promptly executed and delivered any further assignments, instruments of transfer and bills of sale or conveyances reasonably necessary or desirable to vest fully in the Purchaser all of the Seller’ right, title and interest in and to the Shares.

ARTICLE IV
Seller’s Retention and Assumption of Liabilities.

Section 4.1.  Approved Liabilities.  The parties hereto agree that it is their mutual intent and desire that the only Liabilities of the Company Group as of August 1, 2007 be those expressly described and itemized on Schedule 4.1 (collectively, the “Approved Liabilities”).  As used herein, the term “Liabilities” means any and all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, or liquidated or unliquidated.

Section 4.2   Unapproved Liabilities. Notwithstanding anything contained in this Agreement or the Schedules hereto, or any other Closing Document, to the contrary, the Individual Shareholders and the Seller jointly and severally covenant to pay, perform and discharge, and guarantee the payment, performance and discharge of, the Unapproved Liabilities in accordance with their respective terms.  The term “Unapproved Liabilities”, as used herein, shall mean any and all Liabilities of the Company Group which are not specifically listed on Schedule 4.1 or which exceed the amounts of such Liabilities as listed on Schedule 4.1.  In addition, as to any Liability listed on Schedule 4.1 as an Approved Liability arising under any Commitment, such Liability shall constitute an Approved Liability under such Commitment only to the extent arising from and after Closing in accordance with the terms of such Commitment, and all other Liabilities of the Company under such Commitment, including without limitation any Liabilities relating to any breach of such Commitment prior to Closing, shall constitute Unapproved Liabilities.

ARTICLE V
Representations and Warranties by the Warrantors.

Section 5.1   Representations and Warranties.  Each of the Warrantors hereby jointly and severally makes the following representations and warranties to the Purchaser:

(a)           Corporate Existence and Qualification of the Company; Due Execution, Etc.

(i)           The Company is private company limited by shares duly organized, validly existing, in good standing and subsisting under the laws of Hong Kong and has the requisite corporate power and authority to own, lease or otherwise hold its assets and to carry on its business as conducted through the Closing Date.

(ii)           The Company does not own or control, directly or indirectly, any interest in any other Person.  The Company is not a participant in any joint venture, partnership, or similar arrangement involving the sharing of profits or losses.

(iii)           Each of the Individual Shareholders, the Seller and the Company has all requisite power and authority to execute, deliver and perform this Agreement and the Closing Documents to which each is a party, and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Closing Documents to which the Individual Shareholders, the Seller and the Company are parties constitute valid and binding obligations of the Individual Shareholders, the Seller and the Company enforceable in accordance with their respective terms.

(iv)           The authorized capital stock of the Company consists of One Million (1,000,000) Ordinary Shares, of which Ten Thousand (10,000) are issued and outstanding upon the date hereof.

The Shares constitute all of the issued and outstanding capital stock, share capital and equity securities of the Company.  The Shares are duly authorized, were validly issued and are fully paid and non-assessable, and are not subject to any preemptive rights.  There are no outstanding securities or share capital of the Company other than the Shares and there are no outstanding rights or options to acquire securities of the Company, and the Company is not subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire any shares of capital stock.  The Seller is not entitled to the payment of any dividends or other distributions from the Company after the date hereof on account of the Seller’s ownership of the Shares on or before the date hereof.

(v)           As of the Closing, the Seller is the sole beneficial owner and shareholder of record of the Shares, free and clear of any Lien and with all rights to vote and transfer such Shares without any restrictions.  The Seller has sole and absolute authority to Transfer the Shares to the Purchaser pursuant to this Agreement.

(c)           Corporate Existence and Qualification of SZ; Due Execution, Etc.

(i)           SZ is a wholly domestic-owned limited liability company duly established and validly existing under the laws of the PRC and has the requisite corporate power and authority to own, lease or otherwise hold its assets and to carry on its business as conducted through the Closing Date.  SZ has no subsidiaries.

(ii)           True and complete copies of the Charter Documents of SZ, as in effect on the date hereof, have been delivered by the Seller to the Purchaser. Hong Li is the Legal Representative of SZ.

(iii)           As of the date hereof, the registered capital of SZ is Rmb 1,000,000, all of which has been fully paid in accordance with SZ’s Charter Documents.  Hong Li and Bo Zhang hold 60% and 40%, respectively, of the equity interests in SZ.

(iv)           SZ has all requisite power and authority to execute, deliver and perform this Agreement and the Closing Documents to which SZ is a party, and to consummate the transactions contemplated hereby and thereby.

(d)           No Violation.

(i)           Neither the execution and delivery by each of the Warrantors of this Agreement and the Closing Documents to be executed by each of the Warrantors, nor the consummation by each of the Warrantors of the transactions contemplated hereby or thereby: (1) violates or will violate any Law applicable to any of the Warrantors; (2) violates or will violate any order, ruling, writ, judgment, injunction or decree of any Governmental Entity (an “Order”) applicable to any of the Warrantors; (3) conflicts or will conflict with, or results or will result in a breach of or default under, the Charter Documents of any of the Company Group or the Seller; or (4) results or will result in the imposition of any Lien on any of the Assets, the Business or the Shares.  No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Seller, any of the Company Group or the Business in connection with the execution and delivery of this Agreement or the Closing Documents or the consummation by each of Warrantors of the transactions contemplated hereby or thereby.

As used herein, the term “Lien” means any lien, mortgage, security interest, charge, pledge or encumbrance of any kind.

(ii)           The execution, delivery and performance by each of Warrantors of this Agreement and the other Closing Documents, and the consummation of the transactions hereunder and thereunder, will not create a default by any of the Company Group under, or give any Governmental Entity or other third party the right to terminate or accelerate any Commitment, any permits, licenses, approvals, consents and authorizations issued by any Governmental Entity (collectively, “Licenses”).

(e)           Financial Statements.  Attached hereto as Schedule 5.1(e) are pro forma unaudited consolidate financial statements, balance sheets, statements of operations and other financial information of the Company Group, the Business and the Assets (collectively, the “Financial Statements”) for the period ended on June 30, 2007, which was provided by the management of the Company Group and prepared in accordance with management account, consistently applied throughout the periods involved, and all such Financial Statements respectively; all of which present fairly, in all material respects, the financial position of the Company Group, and the Business at the dates indicated in such Financial Statements and the results of the operations of the Business and the Company Group, for the periods stated therein.

(f)          Absence of Certain Transactions.  Since June 30, 2007: (i) the Business has been operated by the Company Group only in the ordinary course, consistent with past historical practice (taking into account seasonal changes consistent with historical seasonal changes); and (ii) there has been no Material Adverse Effect. Without limiting the foregoing, but excluding the transactions contemplated by this Agreement, since such date none of the Company Group has:

(i)           changed its authorized capital; or sold or issued any of its capital stock or share capital; or purchased, redeemed or otherwise reacquired any of its capital; or granted any stock options or rights to purchase shares of its capital or other securities, issued any securities convertible into capital or equity interests, or granted any registration rights with respect to any securities;

(ii)           amended its Charter Documents;

(iii)           paid any bonuses, or increase in salaries or other compensation to any of its directors, officers, or employees except for bonus awards and increases in salaries in the Ordinary Course of Business, as required by applicable Laws or pursuant to any Commitment listed on Schedule 5.1(f);

(iv)           mortgaged, pledged, hypothecated or permitted any of its Assets to be subjected to any Lien;

(v)           sold or otherwise disposed of any Asset material to the operation of the Business;

(vi)           cancelled or waived any claims or rights against third Persons or forgiven any debt, except in the Ordinary Course of Business;

(vii)           changed its accounting methods or principles;

(viii)           entered into, amended, terminated or received notice of termination of any Commitment requiring annual payments in excess of Rmb 100,000;

(ix)           suffered any damage to or destruction or loss of any Asset of the Company Group material to the operation of the Business or valued at more than Rmb 100,000;

(x)           adopted or increased any payments to or benefits under any employment plans, except in the Ordinary Course of Business;

(xi)           effected or been a party to or any merger, consolidation, business combination, share exchange, reorganization or similar transaction;

(xii)           declared, accrued, set aside or paid any dividends or made any other distribution in respect of any shares of capital stock or other securities;

(xiii)           leased or licensed any Asset from any third Person except in the Ordinary Course of Business;

(xiv)           made any capital expenditure in excess of Rmb 100,000  individually or in the aggregate;

(xv)           written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of Rmb 100,000  in the aggregate;

(xvi)           made any loan or advance; or

(xvii)           agreed, orally or in writing, to do any of the foregoing.

As used herein, the “Ordinary Course of Business” means the ordinary course of the Business, as operated by the Company Group prior to the Closing Date, in each case consistent with past practices.

(g)	Material Contracts and Obligations.

(i)           The Seller and each of the Company Group have made available to the Purchaser true and correct copies of all Approved Commitments which are in written form and any amendments thereto.  No Unapproved Commitment (as defined below) is material to the operation of the Business, and each Commitment which is material to the operation of the Business is an Approved Commitment.  Each Approved Commitment is listed on Part I of Schedule 5.1(g), will be in full force and effect immediately following the Transfer of the Purchased Shares of the Company and the employees of SZ at the Closing, and represents the valid and binding obligation of the Company and the applicable the Purchaser or its designee(s).

(ii)           With respect to each Approved Commitment to which any of the Company Group is a party, each of the Company Group and, to the knowledge of the Seller, the other party or parties thereto, has performed in all material respects all obligations required to be performed by it thereunder through the Closing Date, and none of the Company Group is (with or without the lapse of time or the giving of notice, or both) in default under any such Approved Commitment (other than a default under any Approved Commitment which is not material to the Business and which default will not result in a Material Adverse Effect) and, as of the date hereof, none of the Company Group has received any notice of any default (whether monetary or nonmonetary) or termination of any such Approved Commitment from any other party thereto.

(iii)           Without limiting the generality of the foregoing, Part I of Schedule 5.1(g) accurately lists each Approved Commitment, whether written or oral and including all amendments thereto, to which any Company Group is a party of the types described below and Part II of Schedule 5.1(g) accurately lists each Commitment which is not an Approved Commitment (an “Unapproved Commitment”), whether written or oral and including all amendments thereto, in each case to which any Company Group is a party of the following types:

(a) any employment, severance or consulting Commitment with any employee or former employee; (b) any Commitment relating to acquisition or construction of fixed assets requiring aggregate future payments or expenditures in excess of Rmb 100,000 in total; (c) any Commitment under which any Company Group is a lessee or lessor of real or personal property (excluding any such Commitment under which any of the Company Group is a lessee of personal property and which requires less than Rmb 100,000 in annual payments and Rmb 100,000 in total payments by any Company Group); (d) any Commitment pursuant to which any of the Company Group has acquired licensee or other user rights in any software or other Intellectual Property; or (e) any other Commitment which (i) involves aggregate future payments by any Company Group in excess of Rmb 100,000, (ii) would reasonably be expected to result in a Material Adverse Effect, (iii) has been entered into with an Affiliate of any Company Group or (iv) is otherwise material to any Company Group or the conduct of the Business.

Notwithstanding anything herein to the contrary, none of the Company Group has any Commitments: (a) relating to cleanup, abatement or other actions in connection with any environmental condition; (b) granting to any person a first-refusal, first-offer or other right to purchase or acquire any Assets and Business; (c) with respect to Intellectual Property which requires future payments to or from any of the  Company Group, except as routine maintenance; (d) under which commissions are payable and which is not terminable without penalty on 30 days’ or less prior notice; (e) under which any of the  Company Group is or has agreed to become a joint venturer or partner; (f) granting a power of attorney binding upon any of the Company Group; (g) with respect to letters of credit, surety or other bonds or pursuant to which any assets or properties of any of the Company Group are, or are to be, subjected to a Lien; (h) limiting or restricting the ability of any of the Company Group to enter into or engage in any market or line of business; or (i) relating to any borrowing, or any full or partial guarantee or similar Liability in respect of any Liability of any person or entity other than any of the Company Group.

(iv)           No member of the Company Group has given to or received from any Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or material breach of, or material default under, any Material Contract.

(h)           Title to Assets. Schedule 5.1(h) sets forth substantially all of the fixed assets owned, leased or held by the Company Group.  Except as set forth on Schedule 5.1(h), each of the Company Group, as appropriate, has good and marketable title to all fixed assets described in such Schedule as being owned by each of the Company Group and all other Assets, free and clear of all Liens.  Each material fixed assets, and all Assets in the aggregate, are in reasonable operating condition, normal wear and tear excepted.

(i)           Intellectual Property.  Set forth on Schedule 5.1(i) is a list of all Intellectual Property which is material to the Business.  Each of the Company Group, as appropriate, has all rights to use all such Intellectual Property in all areas in which such entity conducts business, including without limitation such names, in the manner used by each of the Company Group in the operation of the Business, and such usage does not infringe on the rights of any other party. Each of the Company Group has undertaken all commercially reasonable efforts to protect from unauthorized usage or disclosure all Intellectual Property.

(j)           Litigation.                      There are no Legal Proceedings pending or, to the knowledge of each of Warrantors, threatened against the Company Group, or the Seller, any legal proceeding that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or any other Closing Document.

(k)           Compliance With Laws.  None of the Company Group is in default with respect to any Order and the Business is operated and has been operated by the Company Group in all material respects in compliance with all applicable Laws, including without limitation any and all Laws relating to foreign and/or domestic ownership of the Assets or the Business and all Licenses relating thereto.

(l)           Conflict of Interests.  Except as set forth on Schedule 5.1(l) and except for their ownership in the Company Group, none of the Seller and the Individual Shareholders, and to the knowledge of each of Warrantors, none of the officers or key employees of any of the Company Group, currently directly or indirectly, owns, manages, operates, finances, or controls, or participates in the ownership, management, operation, financing or control of, or is associated as a director, partner, lender, investor or representative in connection with, any profit or not-for-profit business or enterprise which competes with the Purchaser and the Company Group.

(m)           Employee Benefits. Schedule 5.1(m) accurately lists all of the employees employed by the Company Group in connection with the Business and all Benefit Arrangements (as defined below).  All Benefit Arrangements have been operated and administered in all material respects in accordance with its provisions and in compliance with the requirements prescribed by any and all Laws.  No Person is or may become entitled to post-employment or severance benefits or payments of any kind, or any other non-pension benefits, other than those which are mandated by the applicable Laws, by reason of their employment by any of the Company Group in connection with the Business or termination of such employment, or the consummation of the transactions contemplated hereby.   Each of the Company Group has duly performed all of their applicable legal obligation to make social security and housing fund contributions for their employees in full and on time.

As used herein, the term “Benefit Arrangements” means all material employment policies, practices or other arrangements to provide employee or executive compensation or benefits with respect to employees and/or their spouses or beneficiaries which are or have been provided or offered to any Person by any of the Company Group, including without limitation any such policies or practices relating to life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refunds, service awards, company cars, scholarships, relocation, patent awards, fringe benefits, contracts, collective bargaining agreements, individual employment, consultancy or severance contracts.

(n)           Labor Relations.  None of the Company Group is a party to or subject to any collective bargaining or similar agreements.  To the knowledge of each of Warrantors, there are and have been, no strikes or work slowdowns pending or threatened against or affecting the Business.  None of the Company Group is currently a party to, and, to the knowledge of each of Warrantors, none of the Company Group is now threatened with, any Legal Proceeding by any of its employee or former employee arising out of employment by any of the Company Group in connection with the Business, including without limitation any such Legal Proceeding or other proceeding for unlawful employment practices or discrimination in employment.

(o)           Taxes.

(i)           All Tax Returns (as hereinafter defined) required to be filed on or before the Closing Date by any member of the Company Group in connection with the Business have been filed on a timely basis under the Laws of each applicable jurisdiction.  All such Tax Returns were complete and accurate as filed in all respects.  All Taxes shown as owing on each such Tax Return and all other Taxes owed by each member of the Company Group have been paid when due.  None of the Company Group has executed or filed with any taxing authority or other Governmental Entity any agreement extending the period for filing any Tax Return relating to or otherwise affecting the Business or the Assets.  No claim for assessment or collection of Taxes relating to or otherwise affecting any of the Company Group, the Business or the Assets is currently pending or, to the knowledge of each of Warrantors, has been asserted against any of the Company Group.  None of the Company Group is a party to any pending Legal Proceeding by any Governmental Entity for the assessment or collection of Taxes relating to or otherwise affecting any of the Company Group, the Business or the Assets, nor do the Warrantors have any knowledge of any basis for any such Legal Proceeding.

(ii)           No waivers of statutes of limitation in respect of any Tax Returns relating to or otherwise affecting the Company Group, the Business or the Assets have been given or requested by the Company Group, nor has any of the Company Group agreed to any extension of time with respect to a Tax assessment or deficiency relating to or otherwise affecting the Company Group, the Business or the Assets.  No claim has been made at any time by a Governmental Entity in a jurisdiction where the Company Group do not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction relating to or otherwise affecting the Company Group, the Business or the Assets, nor do the Warrantors have knowledge that any such assertion of jurisdiction is threatened.  No Liens have been imposed upon or asserted against any of the Assets as a result of or in connection with any failure, or alleged failure, to pay any Tax.  No ruling with respect to Taxes has been requested by or on behalf of any of the Company Group with respect to any of the Company Group, the Business or any Assets.  There is no claim or dispute concerning any Tax liability of any of the Company Group either (A) claimed or raised by any Governmental Entity in writing or (B) as to which the Warrantors have any knowledge.

(iii)           None of the Company Group has entered into any agreement, whether or not written, providing for the payment of Taxes or entitlement to refunds and related matters with any other party.  The Company Group have withheld and paid all Taxes required to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party.  None of the Assets has in the past been held, and none of the Assets was immediately prior to Closing held, in an arrangement for which Tax Returns as a partnership have been or may be filed.

(p)           Assets Necessary to Conduct Business.  The Assets comprise all of the assets necessary for the Company Group to operate the Business.  As of the date hereof and as of the Closing, no Person except for the Company Group (a) owns or holds or will own or hold any assets or properties used in the Business and (b) conducts the Business (or any business competitive with the Business).  The Business is the only business of the Company Group and the Assets are the only assets, rights or properties of the Company Group.

(r)           Related-Party Transactions.    No employee, officer, or director of each   Company Group (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to each Company Group, nor is each Company Group indebted (or committed to make loans or extend or guarantee credit) to any of them.  None of such persons has any direct or indirect ownership interest in any firm or corporation with which each Company Group is affiliated or with which each Company Group has a business relationship, or any firm or corporation that competes with each Company Group, except that employees, officers, or directors of each Company Group and members of such Related Party’s immediate families may own securities in publicly traded companies that may compete with each Company Group.  No Related Party or member of their immediate family is directly or indirectly interested in any material contract with each Company Group.

(s)           Permits.    Each Company Group has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of each Company Group, and each Company Group believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.  Each Company Group is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

(t)           Brokers’ Fees.  None of Warrantors has made any agreement or taken any other action which will cause the Purchaser or any of the Company Group to become obligated for any broker’s or other fee or commission as a result of any of the transactions contemplated by this Agreement.

(u)           Disclosure.  Each member of the Company Group and each Individual Shareholders has fully provided the Purchaser with all the information that the Purchaser has requested for deciding whether to purchase the Shares. No information provided by or on behalf of any of Warrantors in any Closing Document furnished or to be furnished at or after the Closing contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE VI
Representations and Warranties of the Purchaser.

Section 6.1    Representations and Warranties.  The Purchaser represents and warrants to the Seller that:

(a)           Existence and Qualification of The Purchaser; Due Execution, Etc.  The Purchaser is a company duly organized, validly existing and in good standing under the Laws of Cayman Islands and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by it and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Closing Documents to be executed by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action.  This Agreement and the Closing Documents to be executed by the Purchaser constitute valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms.

(b)           No Violation.  Neither the execution and delivery by the Purchaser of this Agreement or the Closing Documents to be executed by the Purchaser, nor the consummation of the transactions contemplated hereby or thereby: (1) violates or will violate any Order applicable to the Purchaser or (2) results or will result in a breach of or default under the Charter Documents of the Purchaser.

ARTICLE VII
Post Closing Covenants

 Section 7.1   Transfer of Employees and Dissolution of SZ.  The Individual Shareholders shall procure each employee of SZ to terminate his/her employment with SZ and becomes an employee of the wholly-owned PRC subsidiary of the Company to be established after Closing (the “WFOE”) or a PRC designee(s) of the Purchaser five (5) working days after establishment of the WFOE, or, with respect to the PRC designee(s), within five (5) working days after the Closing.  Any compensation and other payments payable to such transferred employees in connection with such transfer shall be borne by the Individual Shareholders. The Individual Shareholders shall procure each of the key transferred employees identified by the Purchaser to enter into a 2-year Non-Competition Agreement and a Non-solicitation and Confidentiality Agreement in form and substance reasonably satisfactory to the Purchaser.   In addition, the Individual Shareholders shall procure SZ to cease operation and shall be subsequently dissolved within 6 months after completion of such transfer.

Section 7.2   Non-Competition and Non-Solicitation.

(i)           For a period of four (4) years after the Closing (the “Restricted Period”), the Seller and the Individual Shareholders, jointly and severally, covenant with the Purchaser that  neither of the them shall engage, directly or indirectly, in any business anywhere in the PRC or Hong Kong that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business as of the Closing Date other than through the Company and any Affiliates of the Purchaser or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, shareholder, consultant or otherwise, any person that competes with the  Company or the Business in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by the  Business as of the Closing Date other than through the Company and any Affiliates of the Purchaser.  Notwithstanding the foregoing, in the event that the Company together with all Affiliates of the Purchaser decide not to conduct any Business as of the Closing Date in the future (other than disposing of the Business through a trade sale or otherwise for a consideration), the Seller and the Individual Shareholders shall be released from the non-competition obligations related to the Business as of the Closing Date contained herein on the date the Company and all Affiliates of the Purchaser cease to conduct any Business as of the Closing Date; provided that the Individual Shareholders shall continue to be bound by the non-competition obligations as an employee of the Company or other Affiliates of the Purchaser.

(ii)           As a separate and independent covenant, the  Seller and the Individual Shareholders agree with the Purchaser that, for a period of four (4) years following the Closing, neither of them will,  directly or indirectly, interfere with or attempt to interfere with any officers, employees, representatives or agents of the Company, the Company or the Business, or induce or attempt to induce any of them to leave the employ of the Purchaser or the Company or hire any officers, employees, representatives, or agents of the Company, the  Purchaser or the Business or induce or attempt  to induce any of them to violate the terms of their contracts, or any employment arrangements, with the Purchaser.

Section 7.3    Cut-Off Date and Transfer of Economic Benefits.The Warrantors hereby covenant to the Purchaser that all activities related to the Business shall be conducted through the Company or any other designee of the Purchaser after August 1, 2007 (the “Cut-Off Date”).  All revenue and profits generated by either the Company or SZ on or after the Cut-Off Date shall belong to the Purchaser.  To the extent that any transaction related to the Business have to be conducted by any entity other than the Company on or after the Cut-Off Date, the Warrantors shall make their best efforts to transfer all economic benefits of such transactions to the Company at no additional costs of either the Company or the Purchaser.  In addition, the Individual Shareholders shall make available all bank and financial information of the Company and SZ to the Purchaser and shall appoint a person designated by the Purchaser to be the signatory of the bank accounts of the Company and SZ immediately after the Cut-Off Date.

Section 7.4    Closing and Post Closing Obligation for Certain Taxes.  Each party shall be responsible for its own sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing applicable to the Transfer of the Shares and the employees of SZ  In accordance with the applicable law.

Section 7.5  Maintenance of Management Personnel.  The Individual Shareholders shall procure the senior management personnel of the Business to continue working for the Company within 24 months after the Closing and the directors of the Company appointed pursuant to Section 9.6 remain the same for the same period of time.  The Purchaser shall not terminate the employment agreement with any senior management personnel of the Company without a contractual and statutory cause during such 24-month period.

Section 7.6  Endeavor to Growth of Business.  The Purchaser shall use commercially reasonable efforts to grow the Business, including leveraging the Company Group’s customer base and logistic support as well as facilitate bank credit line of the Company to finance the operation of the Business as it reasonably requires, and to assist the Company in achieving the best economic results and efficiency in operational and financial administrations.

Section 7.7   Compliance with the Purchaser’s Practice.  The Individual Shareholders shall procure the Company to conduct business on all aspects, such as L/C policy, customer, supplier, credit line granting in compliance with normal business standards acceptable to the Purchaser.  The Purchaser shall have a right to decline any business that is not conformable to such standards.

Section 7.8   Centralized Control.  The Individual Shareholders shall procure the Company to conduct business in strict compliance with financial procedures and control policy adopted by the Purchaser, which include but not limited to the IT system, human resources policy and customer services of the Purchaser.  The Purchaser shall appoint a Financial Controller for the Business.  Bank accounts relating to the Business shall be consolidated for the Purchaser’s centralized control and authorized signatories of such bank accounts shall be appointed by the Financial Department of the Purchaser.

ARTICLE VIII

Pre-Closing Covenants

Section 8.1.   Covenants Regarding Closing Conditions.  The parties shall use their respective reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions to Closing contained in Article IX.  Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their respective reasonable efforts promptly to obtain, (1) such consents, waivers, releases, authorizations and approvals from such Governmental Entities as shall be necessary to permit the consummation of the Contemplated Transactions (as defined in Section 9.3); (2) such consents, waivers, valuations, authorizations and approvals as may be required under Charter Documents of each of the Company Group; and (3) such consents, waivers, releases, authorizations and approvals from such third parties as shall be necessary to permit the consummation of the Contemplated Transactions.

Section 8.2    Access and Investigation.  Prior to the Closing, upon reasonable notice from the Purchaser to the Seller given in accordance with this Agreement, the Seller will afford to the officers, attorneys, accountants or other authorized representatives of the Purchaser reasonable access during normal business hours to the facilities, assets, books and records, and management personnel of the Company Group, so as to afford the Purchaser a reasonable opportunity to make, at its sole cost and expense, such additional review, examination and investigation of the Company Group, the Assets, the Business and the Shares as the Purchaser may reasonably desire to make.  The Seller shall instruct its accountants and advisers to reasonably cooperate with the Purchaser and to provide Purchaser with reasonable access to such accountants (including their work papers to the extent available to the Seller) and advisers, all at Purchaser’s cost and expense.

Section 8.3    Operation of the Businesses.  Between the date of this Agreement and the Closing Date, except as otherwise expressly provided in or contemplated by this Agreement, or waived or consented to by Purchaser in writing, the Seller shall cause the Company Group to:

(a)           conduct the Business only in the Ordinary Course of Business;

(b)           keep available the services of the current officers, employees and agents of each of the Company Group, and maintain the relations and good will with suppliers, customers, landlords, creditors and others having material business relationships with any of the Company Group;

(c)           confer with the Purchaser concerning operational and financial matters regarding the Business which are of a material nature, it being understood that, notwithstanding anything to the contrary herein, until the Closing the Seller shall have sole authority to operate the Businesses;

(d)           maintain all leased and owned real property comprising any of the Assets in accordance with the Ordinary Course of Business;

(e)           not approve any new capital expenditure or other financial commitment in excess of Rmb 100,000;

(f)           not dispose of or incur, create or assume any Lien, other than Permitted Liens, on any individual capital asset of any of the Company Group or the Businesses if the greater of the book value or the fair market value of such capital asset exceeds Rmb 100,000;

(g)           not incur any indebtedness for money borrowed (excluding trade payables incurred in the Ordinary Course of Business or intercompany borrowings) that constitutes a Liability of any of the Company Group in excess of Rmb 100,000;

(h)           not (1) amend their Charter Documents, (2) issue, sell, redeem or otherwise acquire any capital stock, bonds, debentures, notes or other securities or grant any options (including any employee stock options), warrants or other rights entitling any person to require the issuance or delivery of any capital stock, bonds, debentures, notes or other securities, or (3) declare, or set aside for payment, any dividend to be paid subsequent to the Closing Date;

(i)           not enter into any material transaction with any Affiliate except on commercially reasonable terms and in the Ordinary Course of Business;

(j)           not grant material salary or wage increases, or change or amend any benefit plan covering transferred employees in any way that materially changes the amount such employees are entitled to receive under such plan other than pursuant to existing salary and wage plans except in the Ordinary Course of Business; and

(k)                not take any action or otherwise omit to take any action which would reasonably be expected to cause a breach of the Warrantors’ representations, warranties, covenants and agreements herein set forth.

Section 8.4   Completion of Pre-Closing Restructuring.  Each of Xiaoqing Wang, Yufeng Zhang and Hong Li undertakes, jointly and severally, to the Purchaser that he or she will use best efforts to complete the Pre-Closing Restructuring set forth in Schedule II, which consists of: transfer of all the Shares of the Company from Hong Li to the Seller.

Section 8.5   Notification.  Between the date of this Agreement and the Closing, the Warrantors will promptly notify the Purchaser in writing if the Warrantors become aware of any fact or condition that causes or constitutes a breach of any of the Warrantors’ representations and warranties as of the date of this Agreement, or if the Warrantors become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly required by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

Section 8.6   Publicity.  No press release or public announcement related to this Agreement, or the transactions contemplated hereby or thereby, shall be issued or made without the joint approval of both parties, unless required by Law (in the reasonable opinion of outside counsel) or other Governmental Entity, rule or regulation, in which case the parties shall use reasonable efforts to give the other the opportunity to review such press release or announcement prior to publication and, where practicable, agree to the form and wording of such release or announcement.

ARTICLE IX
Closing Conditions

The Purchaser’s obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

Section 9.1   Accuracy of Representations.  Each of the Warrantors’ representations and warranties set forth in this Agreement must have been true and correct as of the date of this Agreement, and must be true and accurate as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of a certain date, which shall be true and correct as of such date).

Section 9.2   Warrantors’ Performance.  Each of the covenants and obligations that the Warrantors are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with, and the Warrantors must have executed and delivered each of the documents required to be delivered by it hereunder, including under Section 3.2 and Schedule 3.2.

Section 9.3   No Injunction.  Since the date of this Agreement, there must not be in effect any injunction or other Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, or in any other Closing Document, including the Transfer of the Shares and the transfer of the employees of SZ (collectively, the “Contemplated Transactions”).

Section 9.4   Non-Competition, Confidentiality and Employment Agreements  Xiaoqing Wang and Yufeng Zhang and each of the key management personnel of the Company as designated by the Purchaser have entered into a Non-Competition Agreement, Non-solicitation and Confidentiality Agreement and a 2-year Employment Agreement with the Company in which he or she agrees to commit substantially all of his or her working time to the Company and the Business in form and substance reasonably satisfactory to the Purchaser.

Section 9.5   Transfer of Employees of the Company.   Each of the employees of SZ shall have terminated his or her employment with SZ and have signed a standard employment agreement with a designee of the Purchaser.

Section 9.6   Appointment to and Resignation from the Board.  All corporate and other actions shall have been taken to (a) appoint at least three (3) persons nominated by the Purchaser as directors of the Company, and (b) ensure the resignation or removal of Hong Li as a director of the Company, in each case with effect from and as of the Closing.

Section 9.7   No Prohibition.  The proposed Transfer of the Shares and the employees of SZ contemplated hereunder will not contravene, or materially conflict with, or result in a violation of any applicable Law or Order.

Section 9.8   No Material Adverse Event.  There shall have been no Material Adverse Events with respect to any member of the Company Group since the date hereof relating to the Business.

Section 9.9   Due Diligence.  The Purchaser shall have completed its business, legal, financial and other due diligence review on the Company Group and their respective conditions and affairs and the results of such review are to the Purchaser’s satisfaction.

ARTICLE X
Termination Rights

Section 10.1   Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           by mutual written consent of the Purchaser, the Seller;

(b)           by the Purchaser, if any of the conditions in Article IX has not been satisfied as of the Closing or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition at or before the Closing;

(c)           by either the Purchaser, on the one hand, or the Seller, on the other hand, if the other party (or parties) has materially breached their obligations hereunder such that the conditions set forth in Article IX (as appropriate) cannot be satisfied within 10 days following receipt of notice of a breach from the non-breaching party;

(d)           by either the Purchaser, on the one hand, or the Seller, on the other hand, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 31, 2007 or such later date as the parties may mutually agree upon in writing; or

(e)           by either the Purchaser, on the one hand, or the Seller, on the other hand, if any court of competent jurisdiction or any Governmental, Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transfer of the Shares or the employees of  SZ.

Section 10.2   Procedures for Termination.  In the event of termination by the Seller, on the one hand or the Purchaser, on the other hand, pursuant to Section 10.1, written notice thereof shall forthwith be given to the other parties in accordance with Section 11.8, and the Contemplated Transactions shall be terminated without further action by any party.

ARTICLE XI
Miscellaneous.

Section 11.1   Entire Agreement; Amendment.  This Agreement, its supplementary agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement.  Any prior or contemporaneous agreement, discussion, understanding or correspondence among the parties (including any prior representations or warranties given by the parties) regarding the subject matter of this Agreement is superseded by this Agreement.

Section 11.2   Amendments.  Any term of this Agreement may be amended only with the written consent of the parties hereto.

Section 11.3   Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns.  This Agreement is freely assignable by the Purchaser to any of its affiliates after the Closing Date but may not be assigned by the Seller without the prior written consent of the Purchaser; provided, however, that any such assignment by the Purchaser shall not relieve it of its obligations hereunder.

Section 11.4   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

Section 11.5   Headings and Section References.  The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.  All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

Section 11.6   Waiver.  No failure or delay by either the Purchaser, on the one hand or the Seller, on the other hand, in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 11.7   Expenses.  Except as otherwise specifically provided for in this Agreement the Seller and the Purchaser shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

Section 11.8   Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or on the 10th day after the date mailed, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties, or on the first business day following the date of transmission by facsimile.

Section 11.9    Governing Law and Arbitration.  This Agreement and the legal relations among the parties hereto shall be construed in accordance with, and all disputes, controversies or claims arising out of or in connection with this Agreement or the breach, termination or invalidity thereof (collectively, “Disputes”) hereunder shall be governed by, the laws of Hong Kong without regard to conflicts of laws principles thereof.  In the event of a Dispute, the parties shall use their good faith efforts to resolve the same.  If no resolution can be reached through such efforts within 30 days from the date on which one party first notifies the other party in writing of the existence of a Dispute, then any party may submit the Dispute to the Hong Kong International Arbitration Center for arbitration by three arbitrators appointed in accordance with the Arbitration Rules (as defined below, the “Arbitrators”) in accordance with the UNCITRAL Arbitration Rules in force on the date hereof (the “Arbitration Rules”). In the event of any discrepancy between such Arbitration Rules and the provisions of this Section 11.9, the provisions of this Section 11.9 shall prevail.  The arbitration shall be conducted by the Arbitrators in English and shall be held in Hong Kong.  Each party hereby submits to the jurisdiction of the Arbitrators, and expressly and irrevocably waives any claim or defense based on any alleged lack of personal jurisdiction, improper venue, forum non convenience, or any similar basis with respect to such arbitration.  The arbitration award shall be final and binding upon the parties, and the parties agree to be bound thereby and to act accordingly.  The costs of arbitration and the costs of enforcing the arbitration award (including in each case witness expenses and reasonable attorneys’ fees and disbursements) shall be borne by the losing party, unless otherwise determined by the arbitration award.  In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the parties pursuant to or relating to this Agreement, each party expressly waives any defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state.  When any Dispute occurs and when any Dispute is under arbitration or any other proceedings, the parties shall continue to exercise their respective rights, and fulfill their obligations under this Agreement.

Section 11.10   Severability.  If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

Section 11.11   “Knowledge”.  Whenever “to its knowledge,” “known” or a similar phrase is used to qualify a representation of the Warrantors, the “knowledge” so referred to shall be deemed to be (a) the actual knowledge of each of the Warrantors, and (b) the knowledge that any such person would reasonably be expected to acquire in the prudent discharge of his or her duties with respect to the Company Group.

Section 11.12   Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 11.13    Indemnification: Survival of Representations and Warranties.

(a)           Indemnification by Seller and Individual Shareholders. The Seller and the Individual Shareholders hereby jointly and severally agree to defend, hold harmless and indemnify the Purchaser and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which arise out of or relate to:

(i)           any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of any Warrantor contained in this Agreement, including without limitation in the Disclosure Schedule, in the post closing covenants or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by any Seller or other Warrantors pursuant to this Agreement or any of the Closing Documents or in connection with the transactions contemplated hereby or thereby (including but not limited to any undertaking letter issued by the Seller and/or Individual Shareholders in connection with the transactions contemplated hereby and any non-compliance with the applicable Hong Kong ordinance in connection with the sole director arrangement of the Company);

(ii)           any Liabilities of any member of the Company Group other than the Approved Liabilities;  or

(iii)           without limiting the generality of the preceding clauses (i) and (ii), (1) the operation of the Business prior to the Closing but excluding, for purposes of this sub-clause (a), the Approved Liabilities; and (2) any Taxes attributable to or owing by the Business and the Company Group for all periods prior to Closing, and all other Taxes of the Seller or their Affiliates; in each case under the foregoing sub-clauses (1) and (2), inclusive, regardless of whether such losses, assessments, Liabilities, claims, damages, costs and expenses, or the facts or circumstances relating thereto, were disclosed hereunder or in the Disclosure Schedule or otherwise;

and all such losses, assessments, Liabilities, claims, damages, costs and expenses so arising out of or relating to any of the foregoing clauses (i) through (iii), inclusive, of this Section 11.13(a), or the matters described therein, are referred to hereinafter as the “Purchaser’s Losses.”

(b)           Indemnification by the Purchaser.  The Purchaser hereby agrees to defend, hold harmless and indemnify the Seller and their Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which arise out of or relate to any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Purchaser or its Affiliates contained in this Agreement or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by the Purchaser or its Affiliate pursuant to this Agreement or any of the Closing Documents or in connection with the transactions contemplated hereby or thereby (collectively, the “Seller’ Losses”).

(c)           Survival of Representations and Warranties. The Warrantors’ and the Purchaser’s representations and warranties under this Agreement, and the indemnification obligations arising solely from such representations and warranties under Section 11.13(a)(i) and 11.13(b), respectively, shall survive the Closing and shall expire and terminate on the date(s) ninety (90) calendar days following the expiration of the maximum applicable statutes of limitations applicable to any claim giving rise to the Purchaser’s Losses or Seller’ Losses, respectively, to which such representations and warranties relate.  Notwithstanding the foregoing, the termination of the representations and warranties as aforesaid shall not affect the rights of a party in respect of any claim made by such party prior to such termination.

(d)           Procedures.

(i)           In the event that any Legal Proceeding shall be threatened or instituted in respect to which indemnification may be sought by one party hereto from another party under the provisions of this Section 11.13, the party seeking indemnification (“Indemnitee”) shall, reasonably promptly after acquiring actual knowledge of such threatened or instituted Legal Proceeding, cause written notice in reasonable detail of such threatened or instituted Legal Proceeding and which is covered by this indemnification, to be forwarded to the other party from which indemnification is being sought (“Indemnitor”), provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent, and only to such extent, that such failure to provide such notice actually and materially prejudices the Indemnitor’s ability to adequately defend such Legal Proceeding.

(ii)           In the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of the notice described in Section 11.13(d)(i), at its option and at its own expense, to be represented by counsel of its choice, and (subject to Section 11.13(d)(iii)) to defend against, negotiate, settle or otherwise deal with any Legal Proceeding or demand that relates to any Purchaser’s Losses or Seller’ Losses, as the case may be, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings (and the Indemnitee’s costs and expenses arising therefrom or relating thereto shall constitute Purchaser’s Losses, if the Indemnitee is the Purchaser, or Seller’ Losses, if the Indemnitee is a Seller or a Founder); provided, however, that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense, except that, if the Indemnitor fails to take reasonable steps necessary to defend diligently such third party claim within 15 business days after receiving written notice from the Indemnitee that the Indemnitee reasonably believes the Indemnitor has failed to take such steps or if the Indemnitor has not undertaken fully to indemnify the Indemnitee in respect of all such Purchaser’s or Seller’ Losses, as the case may be, relating to the matter and as required hereunder, the Indemnitee may assume its own defense, and, in such event (a) the Indemnitor will be liable for all Purchaser’s or Seller’ Losses, as the case may be, reasonably paid or incurred in connection therewith, and (b) the Indemnitor shall, in any case, reasonably cooperate, at its own expense, with the Indemnitee and its representatives in connection with such defense.

(iii)           Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor will not enter into any settlement of any third party claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or which would otherwise adversely affect the Assets or the Business.  If a firm offer is made to settle a third party claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect.  If the Indemnitee notifies the Indemnitor that it does not consent to such firm offer within 10 calendar days after its receipt of such notice from the Indemnitor, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum Liability of the Indemnitor as to such third party claim will not exceed the amount of such settlement offer, plus the Purchaser’s Losses or Seller’s Losses, as the case may be, reasonably paid or incurred by the Indemnitee through the end of such 10-calendar day period.

(iv)           After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier’s check within 30 days after the date of such notice.  Any and all Purchaser’s Losses or Seller’ Losses, other than those described in the preceding sentence (including Purchaser’s Losses or Seller’ Losses incurred in the absence of any threatened or pending Legal Proceeding, or Purchaser’s Losses or Seller’ Losses incurred after any such Legal Proceeding has been threatened or instituted but prior to the rendering of any final judgment or award in connection therewith), shall be paid by the Indemnitor on a current basis, and, without limiting the generality of the foregoing, the Indemnitee shall have the right to invoice the Indemnitor for such Purchaser’s Losses or Seller’ Losses, as the case may be, as frequently as it deems appropriate, and the amount of any such Purchaser’s Losses or Seller’ Losses, as the case may be, which are described or listed in any such invoice shall be paid to the Indemnitee, by wire transfer or certified or bank cashier’s check, within 30 days after the date of such invoice.

Section 11.14    Certain Definitions and Interpretive Matters.

(a)           Certain Definitions.  The following terms shall have the following meanings:

(i)	“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

(ii)	“Approved Commitment” means each Commitment of any of the Company Group listed on Part I of Schedule 5.1(g).

(iii)	“Assets” means all of the properties, rights, claims, contracts and assets relating to the Business, tangible or intangible, choate or inchoate, and wherever located, of (a) the Company; and (b) SZ.

(iv)	“Business” has the meaning set forth in the recital.

(v)
“Charter Documents” means, with respect to any entity, means the memorandum and articles of association, corporate charter, certificate or articles of incorporation or formation, by-laws, partnership or operating agreement, and similar documents of such entity, as applicable.

(vi)	“Commitments” means all contracts, agreements, other rights of a contractual nature and franchises of the Company Group.

(vii)	“Company Group” means each and all of (a) the Company and (b) SZ.

(viii)	“Governmental Entity” means any domestic or foreign court, government, governmental agency, authority, entity or instrumentality.

(ix)	“Intellectual Property” means copyrights or trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights owned or used by the Company Group.

(x)	“Laws” shall mean any federal, state, county or local statute, law, ordinance, rule, regulation, order, judgment or ruling.

(xi)
“Material Adverse Effect” means any fact, circumstance, event, change or effect that is materially adverse to (a) any of the Company Group, the Assets or the financial condition of the Business or (b) the ability to operate the Business as operated by the Company Group as of the Closing Date.

(xii)	“Person” means any person, company, corporation, joint venture, partnership, legal association, or other entity, including any Governmental Entity.

(xiii)	“PRC” means the Peoples’ Republic of China;

(xiv)
“Schedule” or “Disclosure Schedule” shall mean the Schedules, inclusive, attached hereto, which Schedules are incorporated herein and made a part hereof, fully as if the same were herein set forth in their entirety.

(xv)	“Warrantors” means the Seller, the Company and SZ and the Individual Shareholders.

Unless the context otherwise requires, (i) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with the United States Generally Accepted Accounting Principles, consistently applied (“US GAAP”), (ii) “or” is disjunctive but not necessarily exclusive, and (iii) all references to “US$” or dollar amounts mean lawful currency of the United States of America.

(b)           Interpretive Matters.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

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IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first set forth above.

Purchaser

Comtech Group

/s/ Jeffrey Kang
Name: Jeffrey Kang
Title:    CEO
Address: PO Box 309GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands

Seller

First King International Limited

/s/ Xiaoqing Wang
Name: Xiaoqing Wang
Title:    Director
Address:

Company Group

KEEN AWARDS LIMITED (奇利光电香港有限公司)

/s/ Hong Li
Name: Hong Li
Title:    Director
Address:

Shenzhen Hui Cheng Yun Tong Company Limited (深圳汇诚运通科技有限公司)

/s/ Hong Li
Name: Hong Li
Title:    Director
Address:

Individual Shareholders

/s/ Hong Li
Hong Li
Address:

/s/ Xiaoqing Wang
Xiaoqing Wang
Address:

/s/ Yufeng Zhang
Yufeng Zhang
Address:

/s/ Bo Zhang
Bo Zhang
Address:

Schedule I

Part I –The Individual Shareholders

Individual Shareholders’ Name
Hong Li（李红）
Xiaoqing Wang（王晓青）
Yufeng Zhang（张宇锋）
Bo Zhang（张波）

Part II – Shareholding Ratio of the Company Group

Shareholding Ratio of the Company

Shareholders’ Name	Number of Shares Held	Shareholding Ratio
Hong Li	10,000	100%

Shareholding Ratio of SZ

Shareholders’ Name	Capital Contribution	Shareholding Ratio
Hong Li	600,000	60%
Bo Zhang	400,000	40%
Total	1,000,000	100%

Shareholding Ratio of the Seller

Shareholders’ Name	Number of Shares Held	Shareholding Ratio
Xiaoqing Wang	25,000	50%
Yufeng Zhang	25,000	50%
Total	50,000	100%